Exhibit 99.1

           Pactiv Posts Record Second Quarter EPS of $0.49;
                         Sales Rise 6 Percent;
                    Generates Strong Free Cash Flow

    LAKE FOREST, Ill.--(BUSINESS WIRE)--July 24, 2006--For the quarter ended June 30, Pactiv Corporation (NYSE:PTV) today announced that income from continuing operations was $69 million, or $0.49 per share, compared with $37 million, or $0.24 per share, in 2005. Sales rose 6 percent to $750 million from $707 million as volume was maintained at the prior year level.
    "Performance in the quarter was excellent as we reaped the benefit of successfully managing our business in a higher raw material cost environment. Earnings rose significantly and margins returned to historical levels, driven by favorable spread (the difference between selling prices and raw material costs), as well as lower product launch costs in the Consumer segment. Free cash flow improved significantly reflecting strong operating results," said Richard L. Wambold, Pactiv's chairman and chief executive officer.
    Gross margin was 31.9 percent compared with 25.7 percent last year and 29.1 percent in the first quarter of 2006. The improvement reflected favorable spread, as well as improved operating costs. Operating margin rose to 16.5 percent from 10.9 percent last year and
14.3 percent in the first quarter.
    Free cash flow in the quarter was $65 million compared with a use of $21 million last year. The increase was driven by higher net income, improved working capital, and lower capital expenditures. Year-to-date free cash flow was $93 million compared with a use of $10 million last year. During the quarter the Company repurchased 3.7 million shares of its common stock for $91 million. Year-to-date the Company has repurchased 5.7 million shares of its common stock for $137 million.
    For the six-month period, income from continuing operations was $120 million, or $0.84 per share, compared with $58 million, or $0.38 per share, last year. Sales of $1.43 billion rose 8 percent from $1.32 billion based on 1-percent volume growth. Operating margin was 15.5 percent compared with 9.8 percent.

    Business Segment Results

    Hefty(R) Consumer Products

    Sales of $277 million rose 10 percent from $251 million reflecting 1-percent volume growth. The increase was based on continued strength in food bags, as well as continued positive trends in waste bags and tableware. Volume in the second half is expected to increase as a result of planned higher advertising and promotion spending.
    Operating income was $57 million versus $30 million last year primarily reflecting favorable spread, as well as lower costs related to new product launches. Operating margin was 20.6 percent compared with 12.0 percent last year and 17.4 percent in the first quarter.
    For the six-month period, sales of $519 million rose 12 percent from $465 million based on a 2-percent volume increase. Operating income was $99 million compared with $50 million last year. Operating margin was 19.1 percent compared with 10.8 percent.

    Foodservice/Food Packaging

    Sales of $473 million rose 4 percent from $456 million last year. Volume declined slightly due to a sluggish market and the Company's decision to exit some low margin business in 2005. Volume is expected to improve in the second half due to new business secured during the second quarter.
    Operating income was $70 million compared with $45 million last year driven by favorable spread and improved operating costs. Improved mix continued to favorably impact profitability. Operating margin was
14.8 percent compared with 9.9 percent last year and 13.0 percent in the first quarter.
    For the six-month period, sales of $911 million increased 7 percent from $855 million based on 1-percent volume growth. Operating income was $127 million compared with $73 million in 2005. Operating margin was 13.9 percent compared with 8.5 percent in 2005.

    Outlook

    The Company expects 2006 sales to grow approximately 6 percent to 8 percent. The third quarter earnings per share outlook is a range of $0.29 to $0.34. The full year earnings per share outlook has been revised upward to a range of $1.42 to $1.52 from $1.25 to $1.40. The full year outlook includes non-cash pension income of $42 million, $26 million after tax, or $0.18 per share.
    "Raw material costs were lower on average in the second quarter compared with the first quarter. However, we exited the quarter at a higher level and expect resin costs to rise in the third quarter. In addition, advertising and promotion spending in the Consumer segment is skewed toward the second half, particularly the third quarter. Nevertheless, we are raising our second half outlook as we anticipate better volume and good operating efficiencies, partially offset by some spread compression," concluded Wambold.
    For the full year, SG&A expense is estimated to be approximately $300 million. The 2006 tax rate is expected to be approximately 37 percent. Free cash flow from continuing operations for 2006 is anticipated to be in a range of $220 million to $240 million, up from a previous estimate of $150 million to $180 million. Capital expenditures are expected to be approximately $70 million, down from a previous outlook of $100 million. Depreciation and amortization expense will be approximately $150 million.

    Other

    This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the "Consolidated Statement of Income", as well as the attached "Regulation G GAAP Reconciliations" or in the attached "Operating Results by Segment". The "Operating Results by Segment" also details the impact on sales of acquisitions and foreign exchange.
    On October 12, 2005, Pactiv completed the sale of substantially all of its protective and flexible packaging businesses. The results of those businesses, as well as costs and estimated charges associated with that transaction, have been classified as discontinued operations. The results of the protective and flexible packaging businesses that are being retained have been included in the Foodservice/Food Packaging segment, and prior period results reflect this change. This press release discusses Pactiv's results and outlook on a continuing operations basis unless noted otherwise.

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as those in the Outlook section as well as "volume in the second half is expected to increase...", "volume in the second half is expected to improve..." . A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.
    More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 59 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation is a leading producer of specialty packaging products for the consumer and foodservice/food packaging markets. With sales of $2.8 billion, Pactiv has one of the broadest product lines in the specialty packaging industry, and derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. For more information about Pactiv, log on to the company's Web site at www.pactiv.com.


                          Pactiv Corporation
                   Consolidated Statement of Income


(In millions, except per-share data)

                            Three months ended      Six months ended
                                  June 30,              June 30,
                           --------------------- ---------------------
                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------


Sales                           $750       $707     $1,430     $1,320

Costs and expenses
Cost of sales (excluding
 depreciation and
 amortization)                   511        525        993        988
Depreciation and
 amortization                     37         36         72         71
Selling, general, and
 administrative                   77         66        143        123
Other expense                      1          3          2          3
                           ---------- ---------- ---------- ----------
Operating income before
 restructuring and other         124         77        220        135
Restructuring and other            -          -         (1)         6
                           ---------- ---------- ---------- ----------
Operating income                 124         77        221        129
Interest income                   (1)        (1)        (3)        (1)
Interest expense, net of
 interest capitalized             18         20         36         40
Income tax expense                39         21         69         33
Share of income of joint
 ventures                         (1)         -         (1)        (1)
                           ---------- ---------- ---------- ----------
Income from continuing
 operations                       69         37        120         58
Loss from discontinued
 operations, net of tax            -        (79)         -        (78)
                           ---------- ---------- ---------- ----------
Net income (loss)                $69       $(42)      $120       $(20)
                           ========== ========== ========== ==========


Average common shares
 outstanding (diluted)         141.4      151.2      142.5      151.2

Earnings per share
  Income from continuing
   operations before
   restructuring and other     $0.49      $0.24      $0.84      $0.40
  Restructuring and other          -          -          -      (0.02)
                           ---------- ---------- ---------- ----------
Income from continuing
 operations                     0.49       0.24       0.84       0.38
  Loss from discontinued
   operations                      -      (0.52)         -      (0.52)
                           ---------- ---------- ---------- ----------
Net                            $0.49     $(0.28)     $0.84     $(0.14)
                           ========== ========== ========== ==========

Gross margin (before
 deprec. & amort.)              31.9%      25.7%      30.6%      25.2%
Operating margin
  Excluding restructuring
   and other                    16.5%      10.9%      15.4%      10.2%
  Restructuring & other          0.0%       0.0%       0.1%      -0.4%
  Including restructuring
   and other                    16.5%      10.9%      15.5%       9.8%


                          Pactiv Corporation
             Consolidated Statement of Financial Position


(In millions)

                                               June 30,   December 31,
                                                 2006         2005
                                             ------------ ------------

Assets
Current assets
   Cash and temporary cash investments              $151         $172
   Accounts and notes receivable                     331          319
   Inventories                                       326          289
   Other                                              42           40
                                             ------------ ------------
   Total current assets                              850          820
                                             ------------ ------------
Property, plant, and equipment, net                1,112        1,141
Other assets
   Goodwill                                          525          527
   Intangible assets, net                            255          260
   Other                                              68           72
                                             ------------ ------------
   Total other assets                                848          859
                                             ------------ ------------


   Total assets                                   $2,810       $2,820
                                             ============ ============

Liabilities and shareholders' equity
Current liabilities
   Short-term debt, including current
    maturities of long-term debt                    $102           $3
   Accounts payable                                  165          179
   Other                                             237          254
   Liabilities from discontinued operations           16           20
                                             ------------ ------------
   Total current liabilities                         520          456
                                             ------------ ------------
Long-term debt                                       771          869
Pension and postretirement benefits                  506          525
Other liabilities                                    168          141
Minority interest                                      9            9
Shareholders' equity                                 836          820
                                             ------------ ------------

   Total liabilities and shareholders' equity     $2,810       $2,820
                                             ============ ============


                          Pactiv Corporation
                 Consolidated Statement of Cash Flows


(In millions)

Six months ended June 30,                        2006         2005
                                             ------------ ------------

Operating activities
Net income (loss)                                   $120         $(20)
Adjustments
  Results of discontinued operations                   -           78
Income from continuing operations                    120           58
Adjustments to reconcile income from
 continuing operations to cash
 provided by continuing operations
     Depreciation and amortization                    72           71
     Deferred income taxes                            16           17
     Restructuring and other                          (1)           -
     Noncash pension income                          (21)         (27)
     Noncash compensation expense                      4            -
     Working capital                                 (73)          23
     Other                                             6           (6)
                                             ------------ ------------
Cash provided by operating activities -
 continuing operations                               123          136
Cash provided (used) by operating activities
 - discontinued operations                            (5)          28
                                             ------------ ------------
Cash provided by operating activities               $118         $164
                                             ------------ ------------

Investing activities
Expenditures for property, plant, and
 equipment - continuing operations                   (30)         (61)
Net proceeds from sales of assets                      1            -
Acquisitions of businesses and assets                  -          (98)
Other continuing operations investing
 activities                                            3           (1)
                                             ------------ ------------
Cash used by investing activities -
 continuing operations                               (26)        (160)
Expenditures for property, plant, and
 equipment - discontinued operations                   -          (14)
                                             ------------ ------------
Cash used by investing activities                   $(26)       $(174)
                                             ------------ ------------

Financing activities
Issuance of common stock                              21           11
Purchase of common stock                            (137)           -
Issuance of long-term debt                             -           11
Retirement of long-term debt                           -         (169)
Other                                                  -           10
                                             ------------ ------------
Cash used by financing activities -
 continuing operations                             $(116)       $(137)
                                             ------------ ------------

Effect of foreign-currency exchange rate
 changes on cash and temporary cash
 investments                                           3           (4)
                                             ------------ ------------
Decrease in cash and temporary cash
 investments                                         (21)        (151)
Cash and temporary cash investments,
 January 1                                           172          222
                                             ------------ ------------
Cash and temporary cash investments, June 30        $151          $71
                                             ------------ ------------


                          Pactiv Corporation
                     Operating Results by Segment

(In millions)

                                  Foodservice /
                        Consumer  Food Packaging   Other      Total
                       ---------- -------------- ---------- ----------
Three months ended
 June 30, 2006
------------------
Sales                       $277           $473         $-       $750
Acquisitions (a)               -              -          -          -
                       ---------- -------------- ---------- ----------
Adjusted sales (c)           277            473          -        750
                       ---------- -------------- ---------- ----------

Operating income (loss)
 before restructuring
 & other                     $57            $70        $(3)      $124
Restructuring & other          -              -          -          -
                       ---------- -------------- ---------- ----------
Operating income (loss)      $57            $70        $(3)      $124
                       ---------- -------------- ---------- ----------

Operating margin
  Excluding
   restructuring and
   other                    20.6%          14.8%         NA      16.5%
  Restructuring & other      0.0%           0.0%         NA       0.0%
                       ---------- --------------            ----------
  Including
   restructuring and
   other                    20.6%          14.8%         NA      16.5%
                       ---------- --------------            ----------

Three months ended
 June 30, 2005
------------------
Sales                       $251           $456         $-       $707
Foreign exchange (b)           -              2          -          2
                       ---------- -------------- ---------- ----------
Adjusted sales (c)          $251           $458         $-       $709
                       ---------- -------------- ---------- ----------

Operating income (loss)
 before restructuring
 & other                      30            $45         $2        $77
Restructuring & other          -              -          -          -
                       ---------- -------------- ---------- ----------
Operating income (loss)      $30            $45         $2        $77
                       ---------- -------------- ---------- ----------

Operating margin
  Excluding
   restructuring and
   other                    12.0%           9.9%         NA      10.9%
  Restructuring & other      0.0%           0.0%         NA       0.0%
                       ---------- --------------            ----------
  Including
   restructuring and
   other                    12.0%           9.9%         NA      10.9%
                       ---------- --------------            ----------



Six months ended
 June 30, 2006
----------------
Sales                       $519           $911         $-     $1,430
Acquisitions (a)               -            (16)         -        (16)
                       ---------- -------------- ---------- ----------
Adjusted sales (c)           519            895          -      1,414
                       ---------- -------------- ---------- ----------

Operating income (loss)
 before restructuring
 & other                     $99           $126        $(5)      $220
Restructuring & other          -             (1)         -         (1)
                       ---------- -------------- ---------- ----------
Operating income (loss)      $99           $127        $(5)      $221
                       ---------- -------------- ---------- ----------

Operating margin
  Excluding
   restructuring and
   other                    19.1%          13.8%         NA      15.4%
  Restructuring & other      0.0%           0.1%         NA       0.1%
                       ---------- --------------            ----------
  Including
   restructuring and
   other                    19.1%          13.9%         NA      15.5%
                       ---------- --------------            ----------

Six months ended
 June 30, 2005
----------------
Sales                       $465           $855         $-     $1,320
Foreign exchange (b)           -              2          -          2
                       ---------- -------------- ---------- ----------
Adjusted sales (c)          $465           $857         $-     $1,322
                       ---------- -------------- ---------- ----------

Operating income (loss)
 before restructuring
 & other                      51            $78         $6       $135
Restructuring & other          1              5          -          6
                       ---------- -------------- ---------- ----------
Operating income (loss)      $50            $73         $6       $129
                       ---------- -------------- ---------- ----------

Operating margin
  Excluding
   restructuring and
   other                    11.0%           9.1%         NA      10.2%
  Restructuring & other     -0.2%          -0.6%         NA      -0.4%
                       ---------- --------------            ----------
  Including
   restructuring and
   other                    10.8%           8.5%         NA       9.8%
                       ---------- --------------            ----------

(a) Adjustment to sales for acquisitions.
(b) Adjustment of prior year sales to current year foreign exchange rates.
(c) Sales adjusted for acquisitions and foreign exchange.


                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                            Free Cash Flow


                            Three months ended      Six months ended
                                  June 30,              June 30,
                           --------------------- ---------------------
(In millions)                 2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
Cash flow provided by
 operating activities from
 continuing operations - US
 GAAP basis                      $78        $19       $123       $136
 Less:
   Capital expenditures -
    continuing operations        (13)       (30)       (30)       (61)
   (Increase) decrease in
     asset securitization
     program                       -        (10)         -        (85)
                           ---------- ---------- ---------- ----------
 Free cash flow (a)              $65       $(21)       $93       $(10)
                           ========== ========== ========== ==========


                             Outlook for 2006
                            Twelve months ended
                              December 31, 2006
                           ---------------------
(In millions)                 Low       High
                            estimate   estimate
                           ---------- ----------
Cash flow provided by
 operating activities from
 continuing operations - US
 GAAP basis                     $290       $310
 Less:
   Capital expenditures -
    continuing operations        (70)       (70)
                           ---------- ----------
 Free cash flow (a)             $220       $240
                           ========== ==========


(a) Free cash flow is defined as cash flow from operating activities excluding the impact of the changes in our asset-securitization-program balance, less capital expenditures. These measures have been calculated in accordance with US GAAP. We believe free cash flow, as defined, provides a useful measure of the our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement, and incremental investments, or financing activities, such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, as it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

    CONTACT: Pactiv Corporation
             Christine Hanneman (Investor Relations), 847-482-2429 channeman@pactiv.com or
             Lisa Foss (Media Relations), 847-482-2704 lfoss@pactiv.com